                                                                    EXHIBIT 10.9

================================================================================





                AMENDED AND RESTATED RECAPITALIZATION AGREEMENT


                          DATED AS OF OCTOBER 4, 1997


                                 BY AND AMONG


                             DI ACQUISITION CORP.


                                      AND


                          THE STOCKHOLDERS LISTED ON
                               SCHEDULE 1 HERETO


                                      AND


                                 DETAILS, INC.





================================================================================

                             SCHEDULES AND ANNEXES
                             ---------------------

I          -       Securities
II         -       Security Ownership
1.3(a)     -       Terms of Class A and Class L Common Stock
1.5(a)     -       Aggregate Merger Consideration Calculation
1.11       -       Executive Bonuses
2          -       Documents
3.1(b)     -       Consents
3.1(c)     -       Equity Investments
3.1(e)     -       Financial Statements
3.1(f)     -       Undisclosed Liabilities
3.1(g)     -       Changes
3.1(h)     -       Contracts, Agreements, and Purchase Orders
3.1(i)     -       Litigation and Claims
3.1(j)     -       Real Property
3.1(1)     -       Intellectual Property
3.1(m)     -       ERISA Matters
3.1(n)     -       Transactions with Affiliates
3.1(o)     -       Insurance Policies
3.1(p)     -       Taxes
3.1(q)     -       Compliance with Laws
3.1(r)     -       Environmental Matters
3.1(s)     -       Customers and Suppliers
3.1(t)     -       Blank Accounts
4.2        -       Contracts to be Terminated At Closing
4.7        -       Terms of Shareholders' Agreement


                                   EXHIBITS
                                   --------

EXHIBIT A-1 - Forms of Opinions of O'Sullivan Graev & Karabell, LLP EXHIBIT A-2 - Form of Opinion of Special California Counsel
EXHIBIT B   - Form of Opinion of Counsel for MergerCo

                                  DEFINITIONS
                                  -----------

  The following capitalized terms, which may be used in more than one Section or other location of this Agreement, are defined in the following Sections or other locations:


TERM                                                            SECTION
----                                                            -------
Aggregate Merger Consideration..............................     1.5(a)
Agreement...................................................   Preamble
Acquisition Proposal........................................        4.6
Affiliate...................................................     3.1(n)
Applicable Merger Consideration ............................     1.6(a)
Audited Balance Sheet.......................................     3.1(e)
Audited Financial Statements................................     3.1(e)
Bain........................................................     1.5(e)
By-Laws.....................................................     3.1(a)
California Corporations Code................................   Preamble
Cash Shares.................................................   Preamble
Certificate ................................................     1.6(a)
Charter.....................................................     3.1(a)
Class A Common Stock........................................     1.5(d)
Class L Common Stock........................................     1.5(d)
Closing..................................................... Article II
Closing Date................................................ Article II
Code........................................................     3.1(m)
Common Stock................................................   Preamble
Common Stock Unit(s) .......................................     1.5(e)
Company.....................................................    Caption
Competitive Business .......................................       4.10
Confidentiality Agreement...................................     8.3(a)
Contract(s).................................................     3.1(h)
Document(s).................................................     3.1(b)
Effective Time..............................................        1.2
Employee Option Plan .......................................     1.5(c)
Employee Plan............................................... 3.1(m)(ii)
Encumbrances................................................     3.1(k)
Environmental Laws..........................................  3.1(r)(i)
Environmental Permits.......................................  3.1(r)(i)
Equity Commitment........................................... 3.3(c)(ii)
ERISA ......................................................     3.1(m)
ERISA Affiliate.............................................     3.1(m)
Escrow Agent................................................    1.11(a)
Executive Bonuses...........................................    1.11(a)
Executive Option Exercise...................................    1.11(a)
Executives..................................................    1.11(a)
Financial Statements........................................     3.1(e)
Financing Letters...........................................  3.3(c)(i)
GAAP........................................................     3.1(e)
Governmental Authority......................................     3.1(b)
Hazardous substance......................................... 3.1(r)(iv)
HSR Act.....................................................     4.5(b)
Indebtedness................................................     3.1(h)


TERM                                                            SECTION
----                                                            -------
Indemnified Party.........................................          6.7
Intellectual Property.....................................       3.1(k)
Intellectual Property Licenses............................       3.1(k)
Interim Balance Sheet.....................................       3.1(e)
Interim Financial Statements .............................       3.1(e)
Laws......................................................    3.1(g)(i)
Leased Real Property...................................... 3.1(j)(i)(A)
Leases.................................................... 3.1(j)(i)(B)
Listed Intellectual Property..............................       3.1(1)
Loss(es)..................................................       6.2(a)
Management Members........................................         4.10
Management Stock Option...................................       1.5(c)
Material Adverse Effect...................................       3.1(a)
Material Contract(s)......................................       3.1(h)
Material Intellectual Property............................       3.1(1)
Merger....................................................     Preamble
MergerCo..................................................      Caption
Minimal Amount............................................          6.4
Options...................................................     Preamble
Ordinary Course of Business...............................       3.1(f)
Ownership Percentage......................................      1.11(a)
Per Share Merger Consideration............................       1.5(a)
Performance Option Plan...................................      1.11(a)
Permits ..................................................   3.1(q)(ii)
Permitted Encumbrances....................................       3.1(k)
Person....................................................       3.1(b)
Preferred Stock...........................................     Preamble
Pro Rata Share............................................      1.11(b)
Retained Share(s).........................................     Preamble
Returns...................................................    3.1(p)(i)
Securities................................................     Preamble
Shares....................................................     Preamble
Shareholders' Agreement...................................          4.7
Company Transaction Expenses..............................       1.5(a)
Stockholder(s)............................................      Caption
Stockholder Indemnitees...................................       6.1(a)
Surviving Corporation.....................................          1.1
Surviving Corporation Indemnitees.........................       6.1(b)
Tax Savings...............................................      1.11(a)
Tax(es)...................................................       3.1(p)
Termination Date..........................................       7.1(u)
Warrants..................................................       3.1(d)

                                         AMENDED AND RESTATED
                                     RECAPITALIZATION AGREEMENT dated as of
                                     October 4, 1997 (this "Agreement"), among
                                     DI ACQUISITION CORP., a California
                                     corporation ("MergerCo"), each of the
                                     persons or entities identified on Annex I
                                     (each, a "Stockholder" and collectively, the "Stockholders"), and DETAILS, INC., a California corporation (the "Company").

  The Stockholders are the only stockholders of the Company, with each Stockholder (a) owning that number of shares of the Common Stock, no par value (the "Common Stock"), and/or Series A Preferred Stock, no par value (the "Preferred Stock"), as is set forth opposite each such Stockholder's name on Annex I, and/or (b) holding stock options and/or warrants (collectively, the
-------
"Options") to purchase that number of shares of Common Stock as is set forth opposite each such Stockholder's name on Annex I. The shares of Common Stock and
                                         -------
Preferred Stock owned or to be owned by the Stockholders are collectively referred to herein as the "Securities" or the "Shares."

  The Boards of Directors of the Company and MergerCo have each determined that it is advisable to effect a recapitalization of the Company by means of a merger of MergerCo with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

  In furtherance of the Merger, the Boards of Directors of the Company and MergerCo have each approved the merger of MergerCo with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of California (the "California Corporations Code"); and

  Immediately prior to the Effective Time, each outstanding share of Preferred Stock shall be converted into one share of Common Stock;

  In the Merger, all Shares for which an election to retain such Shares has been made (the "Retained Shares") as provided in Section 1.5(f) shall be converted into the right to receive the Common Stock Units, as described in
Section 1.5(e) and all Shares for which no election has been made to retain such Shares (the "Cash Shares") shall be entitled to receive a cash payment equal to the Per Share Merger Consideration.

  NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

1.1. The Merger.
     ----------

     At the Effective Time (as defined in Section 1.2 below): MergerCo shall merge with and into the Company; the corporate existence of the Company shall continue; and the separate corporate existence of MergerCo shall cease. The corporate identity, existence, name, purposes, franchises, powers, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, franchises, powers, rights and immunities of MergerCo shall be merged into the Company which shall be fully vested therewith. The Company shall be subject to and shall assume all of the debts and liabilities of MergerCo as if the Company had itself incurred them, and all rights of creditors and all liens upon the property of each of the Company and MergerCo shall be preserved unimpaired, provided that such liens, if any, upon the property of MergerCo shall be limited to the property affected thereby immediately prior to the Effective Time. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2. Effective Time.
     --------------

     As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger with an officer's certificate of each of the Company and MergerCo as required by Section 1103 of the California Corporations Code in the office of the California Secretary of State (the record time of such filing being the "Effective Time").

1.3. Articles of Incorporation By-Laws.
     ---------------------------------

     (a) Articles of Incorporation. Upon such Merger, the Articles of
         -------------------------
Incorporation of the Surviving Corporation shall be amended and restated to provide for, among other things, the Class A Common Stock and Class L Common Stock described on Schedule 1.3(a) and shall be the Articles of Incorporation of
                   ---------------
the Surviving Corporation.

     (b) By-Laws. The By-Laws of MergerCo, as in effect immediately prior to the
         -------
Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the California Corporations Code, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

1.4. Directors and Officers.
     ----------------------

     The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.5. Effect on Common Stock.
     ----------------------

     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, MergerCo or the holders of any of the following securities:

     (a) Conversion of Securities. Each Share issued and outstanding immediately
         ------------------------
prior to the Effective Time (other than the Retained Shares) shall be converted into the right to receive the Per Share Merger Consideration (as defined below). The "Aggregate Merger Consideration" will be calculated in accordance with
Schedule 1.5(a) and shall be equal to $311,974,901.56 million less (i) all
                                                              ----
Indebtedness of the Company at the close of business on October 24, 1997 (including any prepayment penalties payable in respect thereof), less (ii) in
                                                                 ----
the event the bridge loan is taken down $1.5 million, plus (iii) the amount of
                                                      ----
cash and cash equivalents of the Company at the close of business on October
24, 1997, plus (iv) the exercise price of all Performance Options outstanding
          ----
immediately prior to the Effective Time, plus (v) the exercise price of all
                                         ----
Employee Stock Options outstanding immediately prior to the Effective Time or canceled pursuant to Section 1.5(c), less (vi) the amount of the Company
                                     ----
Transaction Expenses. The additions and deductions to the "Aggregate Merger Consideration" shall not be duplicative. The "Per Share Merger Consideration" will be equal to (a) the Aggregate Merger Consideration divided by (b) the number of shares of Common Stock outstanding immediately prior to the Effective Time (including the number of shares issuable upon exercise of the warrants pursuant to Section 1.5(d)) plus the number of Shares subject to Performance Options outstanding at the Effective Time and the number of Shares subject to Employee Stock Options outstanding immediately prior to the Effective Time or canceled pursuant to Section 1.5(c). The "Company Transaction Expenses" shall mean the expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby on behalf of the Stockholders and the Company. The Company shall provide to MergerCo on or prior to the Closing Date a schedule setting forth the Company Transaction Expenses.

     (b) Cancellation. Each Share held in the treasury of the Company and each
         ------------
Share owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Stock Rights. As soon as practicable following the date hereof but in
         ------------
no event later than the Effective Time, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Employee Option Plan (as defined below)) shall take action, including by adopting resolutions or taking any other actions, subject to and contingent upon receiving approval by the Stockholders in accordance with Section 280G(b) (5) of the Code, to (i) accelerate as of the Effective Time the options to purchase Shares (each an "Employee Stock Option") outstanding immediately prior to the
                 ---------------------
Effective Time heretofore granted to certain employees of the Company (each a "Manager") under the 1996 Employee Stock Option Plan (the "Employee Option
                                                           ---------------
Plan") set forth opposite such Manager's name on Annex II hereto under the
----                                             --------
heading "Accelerated Options" and (ii) to cancel as of the Effective Time, the Employee Stock Options which are outstanding immediately prior to the Effective Time set forth opposite each Manager's name on Annex II under the heading
                                               --------
"Canceled Options", whether or not such Employee Stock Options to be canceled are then exercisable. In exchange for each canceled Employee Stock Option, a Manager shall be entitled to receive an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Employee Stock Option immediately prior to the Effective Time and (y) the excess of the Per Share Merger Consideration over the per Share exercise price of such Employee Stock Option net of all applicable withholding taxes.

     (d) Warrants. As soon as practicable following the date hereof but prior
         --------
to the Effective Time, each Stockholder holding a warrant shall exercise such warrant for the number of shares of Common Stock set forth opposite such Stockholder's name on Annex II under the heading "Warrant Shares".
                      --------

     (e) Capital Stock of MergerCo. Each share of class A common stock, no par
         -------------------------
value, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of class A common stock, no par value, of the Surviving Corporation having the terms set forth in Schedule 1.3(a) (the "Class A Common
                                          ---------------
Stock") and each share of class L common stock, no par value, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of class L common stock, no par value, of the Surviving Corporation having the terms set forth on Schedule 1.3(a) (the "Class L Common Stock"). A "Common Stock
                   ---------------
Unit" will consist of one share of class L Common Stock and a number of shares of Class A Common Stock equal to the number of shares of class A common stock of MergerCo. purchased by affiliates of Bain Capital, Inc. ("Bain") divided by the number of shares of class L common stock of Merger Co. purchased by affiliates of Bain (other than any class A common stock or class L common stock purchased in connection with the debt financing contemplated by the Financing Letters).

     (f) Retained Shares. Each Retained Share shall be converted into and
         ---------------
exchanged for a number of validly issued, fully paid and nonassessable shares constituting Common Stock Units as shall equal the Per Share Merger Consideration divided by the price paid by affiliates of Bain which are parties to the Equity Commitment for a Common Stock Unit. Each Stockholder, by executing this Agreement, irrevocably elects to retain a number of Shares calculated by dividing the dollar amount set forth opposite such Stockholders name on Annex II
                                                                        --------
under the heading "Retained Amount" by the Per Share Merger Consideration.

1.6. Exchange of Certificates.
     ------------------------

     At the Closing, each Stockholder shall deliver certificates which immediately prior to the Effective Time represented outstanding Shares of the Company (each, a "Certificate"). Upon surrender of a Certificate for cancellation to the Surviving Corporation at the Closing, the Certificate so surrendered shall forthwith be canceled and the holder of such Certificate shall be entitled to receive in exchange therefor (A) an amount of cash for each Cash Share equal to the Per Share Merger Consideration, and (B) for each Retained Share, the Common Stock Units due in respect thereof calculated in accordance with Section 1.5(f). In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company as of the Effective Time, the Applicable Merger Consideration may be paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.6(a) and by evidence that any applicable stock transfer taxes have been paid. Anything herein to the contrary notwithstanding, no interest or dividends shall accrue or be payable or paid on any portion of the Applicable Merger Consideration payable to any person hereunder. At and after the Effective Time, each holder of a Certificate to be canceled pursuant to this Section 1.6 shall cease to have any rights as a stockholder of the Company, except for the right to surrender Certificates in the manner prescribed by this Section 1.6 in exchange for payment of the Applicable Merger Consideration. All required cash payments to the Stockholders shall be paid by wire transfer of immediately available funds at the Closing to the accounts specified by the Stockholders not later than two days prior to the Closing Date.

1.7.  Stock Transfer Books.
      --------------------

      At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

1.8.  No Further Ownership Rights in Company Stock.
      --------------------------------------------

      The Applicable Merger Consideration delivered upon the surrender of each Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9.  Lost, Stolen or Destroyed Certificates.
      --------------------------------------

      In the event any Certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed, such Applicable Merger Consideration as may be required pursuant to Section 1.6.

1.10. Further Action.
      --------------

      If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and MergerCo, the officers and directors of the Company and MergerCo immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.11. Additional Merger Consideration.
      -------------------------------

     (a) Prior to the Effective Time, any options granted under the Company's 1996 Performance Option Plan (the "Performance Option Plan") which have not heretofore vested shall, subject to and contingent upon receiving approval by the Stockholders in accordance with Section 280G(b) (5) (B) of the Code, be accelerated by the Company and vest in full. Each holder (each an "Executive" and collectively, the "Executives") of the options granted under the Performance Option Plan shall exercise (the "Executive Option Exercise") the options granted under the Performance Option Plan to purchase the number of Shares set forth opposite his name on Annex II under the heading "Purchased Option Shares" prior to the
        --------
Effective Time. Immediately prior to the Effective Time, the Company, subject to and contingent upon receiving approval by the Stockholders in accordance with
Section 280G(b) (5) of the Code, shall pay to each of the Executives the bonus set forth on Schedule 1.11 opposite such Executive's name (the "Executive
             -------------
Bonuses"), net of all applicable withholding taxes. The Aggregate Merger Consideration (including the amount of Indebtedness and cash and cash equivalents) shall be determined after giving effect to the payment of the Executive Bonuses as though such payment had occurred on the close of business on October 24, 1997. The Company shall promptly file amended Tax Returns for 1996 and Tax Returns and refund claims for 1997 reflecting the compensation expenses associated with the Executive Option Exercise (and the disposition of the Shares received upon such exercise), the cancellation, for cash, of certain Employee Stock Options, pursuant to Section 1.5(c) and the Executive Bonuses (the "Executive Deductions"). The Aggregate Merger Consideration includes $1.1 million of consideration ("Tax Payment") that relates to the tax savings realized by the Company when it elected not to make estimated tax payments in anticipation of a reduction of its 1997 taxable income as a result of Tax Savings (as defined below). On December 15, 1997, the Company shall pay $1.0 million ("December Payment") to an escrow agent selected by mutual agreement of the MergerCo and a majority of the Stockholders (the "Escrow Agent") reflecting an additional tax savings that will result from the Company's election not to make a fourth quarter estimated tax payment in anticipation of a reduction of its 1997 taxable income as a result of Tax Savings. Neither the Tax Payment nor the December Payment shall be treated as a Tax Savings for purposes of this Agreement it being understood that the Tax Savings allocated pursuant to clause
(i) below shall be Tax Savings in lieu thereof. When, as and if the Company realizes any Tax Savings (as defined below), it shall allocate such Tax Savings as follows:

         (i) All Tax Savings realized from time to time shall be retained by the Company (rather than paid to the Escrow Agent) until $2.1 million of Tax Savings have been allocated pursuant to this clause (i) and such Tax Savings shall have either (a) not been reversed or (b) if reversed, the Company shall have received payments from the Stockholders pursuant to
     Section 6.1(d) equal to the amounts so reversed; then

         (ii) All Tax Savings realized from time to time shall be paid by the Company to the Escrow Agent until the earlier of (a) such time as $7.9 million of Tax Savings have been allocated pursuant to this clause (ii) and have not been reversed or (b) March 31, 1999; then

         (iii) All Tax Savings shall be paid by the Company to the Stockholders, pro rata based on their respective Ownership Percentages (as defined below), until such time as $7.9 million of Tax Savings have been allocated pursuant to clause (ii) and this clause (iii) and have not been reversed

         Any reversal of Tax Savings will be allocated first to reverse allocations of Tax Savings made pursuant to clauses (ii) and (iii), and then to reverse allocations made pursuant to clause (i)

         Each date on which the Company files a tax return or a request for a refund of taxes previously paid by it is referred to herein as a "Measurement Date." On or promptly after each Measurement Date, the Company will determine the amount of any Tax Savings for the tax period to which such tax return or request for refund relates by performing two hypothetical calculations of its income tax liability. The first calculation (the "Without Calculation") will be done without giving effect to all Executive Deductions. The second calculation (the "With Calculation") will give effect to all Executive Deductions that have been incurred, have not been disallowed and have not previously given rise to Tax Savings.

         If the Company would have been required to pay a tax for the relevant period pursuant to the Without Calculation (a "Without Tax") and would have been entitled to receive a tax refund for the relevant period pursuant to the With Calculation (a "With Tax Refund"), then the Company will be deemed to have realized a Tax Savings (x) on the date it files such tax return equal to such Without Tax and (y) on the date it receives the requested refund (or would have received such refund, had it not elected to apply such refund against any tax liability) equal to such With Tax Refund.

         If the Company would have been required to pay a tax for the relevant period pursuant to the Without Calculation (a "Without Tax") and would have been required to pay a tax for the relevant period pursuant to the With Calculation (a "With Tax"), then the Company will be deemed to have realized a Tax Savings on the date it files such tax return equal to the amount of such Without Tax minus the amount of such With Tax.

         If the Company would have been entitled to a tax refund for the relevant period pursuant to the Without Calculation (a "Without Tax Refund") and would have been entitled to receive a tax refund for the relevant period pursuant to the With Calculation (a "With Tax Refund"), then the Company will be deemed to have realized a Tax Savings on the date it receives the requested refund (or would have received such refund, had it not elected to apply such refund against any tax liability) equal to the amount of such With Tax Refund minus the amount of such Without Tax Refund.

       Notwithstanding anything to the contrary herein, once a Tax Savings has been deemed realized, such Tax Savings will not be subsequently reversed as a result of the carryback of any losses generated in any subsequent taxable year. Likewise, any Executive Deductions that have not given rise to any Tax Savings shall be carried forward and properly taken into account in subsequent years, but once such Executive Deduction generates a Tax Savings, it will not be utilized again.

       In the event any Tax Savings is disallowed, the parties to this Agreement shall have the rights specified in Sections 6.1(d) and (e).

       In the event the Company engages in any transactions out of the ordinary course of business after the Effective Time and prior to the end of 1997 (other than transactions contemplated by the Recapitalization Agreement and refinancing of the Company's bridge indebtedness), the net losses resulting from such transactions will not reduce any Tax Savings that have been, or otherwise would be, realized in 1996 or 1997, but will be taken into account in determining any Tax Savings for any tax period after 1997.

       The amounts to be held in escrow, as described above shall be released to the Surviving Corporation to the extent necessary to satisfy any indemnity claims under Section 6.1(d). All funds held in escrow that are not requested to be disbursed to the Surviving Corporation prior to March 31, 1999, will be distributed to the Stockholders, pro rata based upon their proportionate share
                                 --- ----
of ownership of Shares on a fully-diluted basis assuming the exercise of all options and warrants outstanding as of October 4, 1997 (the "Ownership Percentage").

       (b) As used herein, "Pro Rata" means, with respect to each Stockholder the amount set forth opposite such Stockholders name under the heading "Pro Rata Share" on Annex I hereto.
          -------

1.12.  Authorization of Merger and this Agreement; Waiver of Dissenter's Rights.
       ------------------------------------------------------------------------

       (a) The execution and delivery of this Agreement by each Stockholder, shall constitute the approval and adoption of the Merger, this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby by the stockholders of the Company, in accordance with Section 1201 of the California Corporations Code.

       (b) By the execution and delivery of this Agreement by the Stockholders, each Stockholder electing to receive a cash payment equal to the Per Share Merger Consideration hereby waives any dissenter's rights which such stockholder may have against the Company pursuant to Section 1300 of the California Corporations Code.


                                  ARTICLE II

                                  THE CLOSING

     The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, or at such other place as shall be mutually agreeable to the parties hereto, on or prior to October 24, 1997 or if, despite all commercially reasonable efforts of the parties hereto, the conditions to the Closing set forth herein have not been satisfied by such date, as soon as possible thereafter (the "Closing Date"). The parties recognize that the timing of the Closing is a significant issue and shall exercise all commercially reasonable efforts to satisfy all Closing Conditions by October 24, 1997 or as soon as possible thereafter, including (i) utilizing the bridge financing described in the Financing Letters and (ii) requesting early termination in the event of a filing under the HSR Act.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company.
     ---------------------------------------------

     The Company hereby represents and warrants to MergerCo as follows:

     (a) Organization, Good Standing, Qualification and Power. The Company is a
         ----------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company has delivered to MergerCo correct and complete copies of the Company's Charter and By-Laws (as hereinafter defined), as in effect on the date hereof. The Company is duly qualified and in good standing to do business in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified has not had and could not reasonably be expected to have a material adverse effect on the assets, properties, rights, obligations, liabilities, condition (financial or otherwise), operations or business of the Company, taken as a whole (a "Material Adverse Effect"). As used in this Agreement, the terms "Charter" and "By-Laws" respectively mean, with respect to any corporation, those instruments that, among other things, (A) define its existence, as filed or recorded with the applicable Governmental Authority (as hereinafter defined), including such corporation's Articles or Certificate of Incorporation, Organization or Association and (B) otherwise govern its internal affairs, in each case as amended, supplemented, or restated.

     (b) Authority. Enforceability. No Violation. Etc. The Company has all
         --------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and the other agreements, instruments, certificates and documents listed on
Schedule 2 (together with this Agreement, each a "Document" and, collectively,
----------
the "Documents") to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations under each Document. The execution and delivery by the Company of each of the Documents to which it is or will be a party and the performance by the Company of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of the Documents to which the Company is or will be a party is, or upon its execution and delivery will be, a valid and binding obligation of the Company, enforceable against it in accordance with the terms thereof, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors, rights generally and to general principles of equity. Except as set forth on Schedule 3.1(b), neither the execution or
                                  ---------------
delivery by the Company of any of the Documents to which it is or will be a party, the consummation by the Company of the transactions contemplated hereby and thereby nor the performance by the Company of its obligations hereunder and by both its board of directors and stockholders thereunder will (i) conflict with or result in a breach of any provision of the Company's Charter or By-Laws,
(ii) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority, in each case applicable to the Company or its assets, properties or rights, (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties or rights owned or used by the Company, or (iv) violate, conflict with or constitute (with notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of, or result in the creation of any Encumbrance upon any of the assets or properties of the Company pursuant to the terms of, any material note, bond, lease, mortgage, indenture, license, agreement or other material instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound except any such violation, conflict, or default which is not reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 3.1(b), no material filing with, and no
                               ---------------
material permit, authorization, consent or approval of, any individual, corporation, association, partnership, joint venture or other entity or organization of any kind or Governmental Authority (collectively, a "Person") is necessary for the Company's execution and delivery of the Documents, the consummation by the Company of the transactions contemplated thereby or the Company's performance of its obligations thereunder. As used in this Agreement, the term "Governmental Authority" means any federal, state, local or foreign government, authority, instrumentality, department commission, board, bureau, agency or court.

     (c) Equity Investments. Except as otherwise set forth on Schedule 3.1(c),
         ------------------                                   ---------------
the Company does not have any subsidiaries and does not, directly or indirectly, own or have the right to acquire any capital stock of, or other ownership interest in, any Person. For purposes of Article III (other than the first sentence of Section 3.1(d)) and Section 4.4, the term "Company" shall include Details, Inc. and each of its majority-owned subsidiaries, taken as a whole.

     (d) Capital Structure of the Company. Title to Securities. Etc. The
         -----------------------------------------------------------
authorized capital stock of the Company consists of 100,000 shares of Common Stock and 100,000 shares of Preferred Stock, of which (i) 9,631.2 shares of Common Stock and 6,600.8 shares of Preferred Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and are held of record by the Stockholders in the amounts listed on Annex I, (ii) 1,809
                                                            -------
shares are reserved for issuance pursuant to options granted under the 1996 Performance Option plan (the "Performance Options"), (iii) 260 shares are reserved for issuance pursuant to Employee Stock Options granted under the Employee Option Plan and (iv) 565.3 shares are reserved for issuance pursuant to the warrants (the "Warrants") described on Schedule 3.1(h), 8,162 shares of
                                           ---------------
Common Stock and no shares of Preferred Stock are held in the Company's treasury. Except for the Performance Options, the Employee Stock Options and the Warrants, there are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights to purchase or acquire any unissued stock or other securities from the Company (including securities held in treasury) and no other securities of the Company are reserved for any purpose. Except for any Option or agreement relating to the Securities listed on
Schedule 4.2, there are no contracts, commitments, voting trusts, proxies
------------
(coupled with an interest or otherwise) agreements, understandings, arrangements or restrictions to which, directly or indirectly, the Company is a party which relate to the Securities

     (e) Financial Information. Annex A to Schedule 3.1(e) contains complete and
         ---------------------  --------------------------
accurate copies of (i) the audited balance sheet of the Company as of December 31, 1996 (the "Audited Balance Sheet"), and the related audited statements of income and cash flows for the year then ended (together with the Audited Balance Sheet, the "Audited Financial Statements"), together with the report thereon of the Company's independent certified public accountants, and (ii) the unaudited balance sheet of the Company as of June 30, 1997 (the "Interim Balance Sheet") and the related unaudited statements of income and cash flows for the six-month period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are collectively called the "Financial Statements." Except as set forth on Schedule 3.1(e), the
                                                          ---------------
Financial Statements (i) were prepared in accordance with the books and records of the Company, (ii) fairly present, in all material respects, the financial position of the Company at and as of the dates indicated and the results of operations of the Company for the periods indicated (subject, in the case of the Interim Balance Financial Statements, to normal year-end adjustments which will not, in the aggregate, be material and to the lack of footnotes), and (iii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby, subject, in the case of Interim Financial Statements, to normal year-end adjustments which will not, in the aggregate, be material and to the lack of footnotes.

     (f) Absence of Undisclosed Liabilities. The Company does not have any
         ----------------------------------
liabilities or obligations (accrued, absolute, contingent or otherwise) of a type required to be reflected on a balance sheet prepared in accordance GAAP that were not disclosed or reflected on the Interim Balance Sheet except (i) those liabilities incurred in the ordinary course of business consistent with past custom and practice (including with respect to quantity, frequency and timing) ("Ordinary Course of Business") since the date of the Interim Balance Sheet and (ii) liabilities disclosed on Schedule 3.1(f).
                                        ---------------

     (g) Absence of Changes. Since the date of the Interim Balance Sheet there
         ------------------
has been no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect. Further, the business of the Company has been operated in the Ordinary Course of Business and, except as set forth on Schedule
                                                                        --------
3.1(g), there has been no (i) deviation from historical methods of accounting,
------
including any change in accounting practices concerning slow selling inventory, or material deviations from other practices in connection with the maintenance of the Company's books and records, (ii) damage, destruction or loss which is not fully covered by insurance and which has had or can reasonably be expected to have a Material Adverse Effect on the Company, (iii) declaration or payment of any dividend or other distribution on or with respect to the shares of capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any of such shares, (iv) increase in or prepayment of compensation payable or to become payable by the Company to any of its senior executives, or the making of any bonus payment or similar arrangement to or with any of them, except in the Ordinary Course of Business or pursuant to any contract identified on the Schedules, (v) cancellation of material indebtedness due to the Company from others (other than the write-off of accounts receivable in the Ordinary Course of Business), (vi) material change in the manner in which the Company extends discounts or credits to customers, (vii) material change in the manner in which the Company markets inventory, (viii) sale, transfer or other disposition of a material portion of the assets of the Company, except in the Ordinary Course of Business and for fair value, or scrapping of a material portion of the assets of the Company as obsolete, (ix) binding commitments for capital expenditures of the Company in excess of $2,500,000 in the aggregate, or (x) change in the Company's policies with respect to the payment of accounts payable or other current liabilities and the collection of accounts receivable, including any acceleration or deferral of the payment or collection thereof, as applicable.

     (h) Agreements. Etc. Schedule 3.1(h) sets forth an accurate and complete
         ---------------- ---------------
list of each contract or agreement whether written or oral (including any and all amendments thereto) to which the company is a party or by which the Company is bound (each such contract or agreement, a "Material Contract," and collectively, the "Material Contracts") and which:

         (i) relates to Indebtedness (including a letter of credit or similar arrangement issued for the account or benefit of the Company) or a guarantee of any Indebtedness of any other Person;

         (ii) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the Ordinary Course Business of the Company and which is expected to be fully performed within twelve (12) months of the date hereof or which involves revenues or expenditures of less than $1,000,000);

         (iii) is a collective bargaining agreement or contract with any labor union;

         (iv) prohibits or restricts the Company from competing with any business, or obligates the Company to conduct any business with only certain parties, or otherwise restrains or prevents the Company from carrying on any lawful business in any geographic area;

         (v) relates to the use and protection of confidential information and Intellectual Property of the Company's customers and end-users;

         (vi) relates to employment, compensation, severance, or consulting between the Company and any of its respective officers, directors, employees or consultants who are entitled to compensation thereunder (including any profit-sharing, bonus, stock option, pension, retirement, savings, stock purchase, stock appreciation, hospitalization insurance or similar plan or agreement, formal or informal, providing benefits to any current or former officers, directors, employees or consultants);

          (vii) is a purchase agreement, conditional sales agreement, occupancy agreement, license, lease or sublease for real property, which in the case of a license, lease or sublease has a term of more than twelve (12) months, and involves annual payments in excess of $500,000;

          (viii) is a lease, sublease or other title retention agreement or conditional sales agreement involving payments aggregating in excess of $1,000,000 for any machinery, equipment, vehicle or other tangible personal property (whether the Company is a lessor or lessee);

          (ix) is a contract for capital expenditures or the acquisition or construction of fixed assets involving payments in excess of $1,000,000;

          (x) is a joint venture or partnership contract or other contract involving the sharing of profits, losses, costs or liabilities; or

          (xi) is material to the assets, business, operations or financial condition of the Company.

Except as set forth on Schedule 3.1(h), (A) all of the Material Contracts are in
                       ---------------
full force and effect and enforceable in all material respects by the Company in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity, (B) the Company is not in breach of or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any Material Contract listed, and (C) the Company has not given nor, to the Company's knowledge, has it received from any other Person, at any time since July 1, 1997, any notice or other communication regarding any breach of, or default under, any Material Contract which has not been cured or waived.

For purposes of this Agreement, "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases (the capitalized amount of which determined in accordance with GAAP, together with accrued but unpaid interest thereon, shall be reflected as

Indebtedness) or (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

          (i) Litigation. Except as set forth on Schedule 3.1(1), there is
                                                 ---------------
no action, suit, claim, audit, investigation or legal, administrative or arbitration proceeding pending or, to the Company's knowledge, threatened against the Company, whether at law or in equity, whether civil or criminal in nature and whether before or by any Governmental Authority, excluding workers compensation claims incurred in the Ordinary Course of Business. Except as set forth on Schedule 3.1(1), there are no judgments, decrees, injunctions or orders
         ---------------
of any Governmental Authority binding upon the Company. The Company is not in default under any such judgment, decree, injunction or order.

          (j) Real Property.
              -------------

              (i) The Company does not own, directly or indirectly, any real property or improvements thereon. Set forth on Schedule 3.1(j) is:
                                               ---------------

                  (A) a list of all real property leased (the "Leased Real Property") by the Company; and

                  (B) the date of each lease agreement and any amendments thereto or modifications thereof (whether written or oral) (collectively, the "Leases"), and whether there is any requirement to obtain the consent of any Person under each Lease to the transactions contemplated by this Agreement (including the placement of Encumbrances on such Lease or the property subject thereto).

              (ii) The Company does not own or hold and is not obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any parcel of Leased Real property or any portion thereof or interest therein except as provided in the Master Lease Agreement dated January 1, 1996 between James I. Swenson and Susan G. Swenson, as trustees of the Swenson Family Trust, lessor, and Details, Inc., lessee. The Company is not a lessor, sublessor or grantor under any contract granting to another Person any right to the possession, use, occupancy or enjoyment of any parcel of Leased Real property.

          (k) Title to Assets. properties and Rights and Related Matters. The
              ----------------------------------------------------------
Company has marketable title to (i) all the properties, interests in properties and assets, real, personal or mixed, reflected as being owned on the Interim Balance Sheet by the Company (except for those sold or otherwise disposed of in the ordinary Course of Business since the Interim Balance Sheet Date), and to those acquired by the Company after the Interim

Balance Sheet Date and not sold or otherwise disposed of since their acquisition, free and clear of all Encumbrances of any kind or character, except
(i) liens for current taxes not yet due and payable, (ii) Encumbrances securing taxes, assessments, governmental charges or levies or the Encumbrances of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) minor Encumbrances of a character which are not reasonably expected to have a Material Adverse Effect on the Company, or (iv) Encumbrances that will be released and discharged at or prior to the Closing ("Permitted Encumbrances"). As used herein, the term "Encumbrances" shall mean and include any security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, servitudes, options, rights of first refusal, rights of first offer, community property interests, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

          (1) Intellectual Property. Part A of Schedule 3.1(1) sets forth an
              ---------------------            ---------------
accurate and complete list of all material patents, pending patent applications, trademarks, service marks, pending trademark or service mark applications and trade names licensed to, assigned to, applied for or registered in the name of, the Company, or which the Company uses in its business, and all material copyright registrations or pending applications for copyright registrations of the Company, or which the Company uses in its business, including the nature (e.g., patent, trademark, etc.) of such intellectual property, the application
 ----
or registration number, the jurisdiction and the record owner (all such, Intellectual Property which is or should have been listed on Part A of Schedule
                                                                       --------
3.1(1) being referred to as the "Listed Intellectual Property"). Part B of
------
Schedule 3.1(1) also sets forth all material licenses (other than licenses for
---------------
"shrink wrapped" off-the-shelf software) to which the Company is a party and that directly relate to the Listed Intellectual Property or any other material intellectual property rights (including inventions, drawings, mask works, trade secrets, customer lists, software, technical information, data, process technology, plans, blueprints, know-how and confidential information) currently used by the Company or necessary to permit the Company to conduct its business as now conducted (the Listed Intellectual Property and the other intellectual property rights are collectively called the "Material Intellectual Property"). Except as set forth on Part C of Schedule 3.1(1):
                                 ---------------

              (i) no registration, patent or other governmental document relating to the Material Intellectual Property has lapsed, expired or been abandoned or canceled or is the subject of cancellation proceedings or otherwise held invalid or unenforceable with respect to the Material Intellectual Property;

              (ii) the Company owns or possesses adequate and enforceable licenses, assignments, or other authorizations (free of Encumbrances other than Permitted Encumbrances and free of any obligation to make payment to any third party for the use thereof) to use all Material Intellectual Property;

              (iii) the Company has not infringed on or misappropriated, and is not now infringing on or misappropriating, any intellectual property right belonging to any Person based on the operations of the Company within the last three years, and no claim has been made or is pending or, to the knowledge of the Company, threatened to the effect that any Material Intellectual Property is invalid, unenforceable or infringes on or misappropriates the rights of any other Person;

              (iv) to the Company's knowledge, no Person is infringing upon, misappropriating or violating any of the Intellectual Property in any material respect;

              (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its and its customers' trade secrets, proprietary processes and formulae, inventions, know-how, customer lists and other confidential and proprietary information; and

              (vi) the Company has not licensed or granted rights to any third party to use any of the Material Intellectual Property, other than customers in the Ordinary Course of Business.

          (m) Benefit Plans; ERISA Matters.
              ----------------------------

              (i) All Employee Plans (as defined below) have been operated and administered in all material respects in accordance with applicable law (including ERISA and the Code);

              (ii) except as set forth in Schedule 3.1(m), neither the Company
                                          ---------------
nor any of its ERISA Affiliates has maintained, currently maintains, is obligated to make any contributions to or has any liability with respect to any Employee Plan;

              (iii) neither the Company nor any of its ERISA Affiliates, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3 of ERISA respectively) with respect to an Employee Plan has breached the fiduciary rules of the ERISA or engaged in a prohibited transaction which could subject the Company or its ERISA Affiliates to any tax or penalty imposed under Sections 495 of the Code or Section 502(i), (j) or (1) of ERISA;

              (iv) all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied in all material respects with respect to each Employee Plan;

              (v) each Employee Plan which is a "group health plan" within the meaning of Section 5000 of the Code has been maintained in all respects in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been or would reasonably be expected to be incurred;

              (vi) except as set forth in Schedule 3.1(m), no benefit payable or
                                          ---------------
which may become payable by the Company or its ERISA Affiliates pursuant to any Employee Plan shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code;

              (vii) no Employee Plan currently maintained by the Company or its ERISA Affiliates is or was a "multiple employer plan" (within the meaning of Section 413 of the Code);

              (viii) neither the Company nor any of its ERISA Affiliates is or ever has been obligated to contribute to any "multi-employer plan" (within the meaning of Section 3 of ERISA) or other plan subject to Title IV of ERISA; and

              (ix) other than as required under Section 601 et seq. of ERISA, no
                                                            ------
Employee Plan provides benefits or coverage following retirement or termination of employment.

As used in this Agreement, "Employee Plan" means any "employee benefit plan" (as that term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), as well as any other plan, program or arrangement involving direct and indirect compensation, whether covering a sing1e individual or a group of individuals, under which the Company, or any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, the Company as defined in Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code) (an ERISA Affiliate"), has or may have any present or future obligations or liability on behalf of its employees or former employees, contractual employees or their dependents or beneficiaries. The Company has delivered to MergerCo correct and complete copies of all Employee Plans and related documents. MergerCo acknowledges and agrees that the only representations and warranties of the Company herein as to any ERISA matters are those contained in this Section 3.1(m).

          (n)  Transactions with Affiliates. Except as set forth in Part A of
               ----------------------------
Schedule 3.1(n) and except for employment arrangements entered into in the
---------------
Ordinary Course of Business and which are disclosed on Schedule 3.1(h), since
                                                       ---------------
February 1, 1996, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, Affiliates. The term "Affiliate," with respect to any Person, means any stockholder of such Person or any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. Except as set forth in Part B of Schedule
                                                                  --------
3.1(n), no Affiliate of the Company is indebted to the Company for money
------
borrowed or other loans or advances (except for advances of business expenses in the Ordinary Course of Business).

          (o) Insurance. Schedule 3.1(o) contains an accurate and complete list
              ---------  ---------------
and a brief description of all material insurance policies currently in effect which are presently owned or held by the Company, insuring the products, properties, assets, business and operations of the Company and its potential liabilities to third, parties, copies of which have been delivered to MergerCo. As of the date of this Agreement, all premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by the Company with respect to any such policy. To the knowledge of the Company, the Company is not in material default under any such insurance policies.

          (p) Taxes. Except as set forth on Schedule 3.1(p):
              -----

              (i) The Company has filed all material returns, declarations of estimated tax, tax reports, information returns and statements required to be filed by it prior to the Closing Date relating to any material Taxes with respect to any income, assets or operations of the Company, other than those for which extensions shall have been granted prior to the Closing Date (collectively, the "Returns");

              (ii) the Returns are true and correct in all material respects;

              (iii) the Company has paid, or made adequate provision in accordance with GAAP for the payment of all Taxes for the periods ending on or before the Effective Time;

              (iv) the Company has not waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made;

              (v) except as set forth on Schedule 3.1(p), there are no pending
                                         ---------------
examinations by any taxing authority of any Returns of the Company and the Company has not received written notice of any unresolved questions or claims concerning its Tax liability;

              (vi) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party;

              (vii) other than Encumbrances for Taxes not yet due and payable, there are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; and

              (viii) the unpaid Taxes of the Company do not exceed the reserve for Tax liability set forth on the Interim Balance Sheet as adjusted for the passage of time including any Tax liability incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet established in accordance with GAAP.

The term "Tax" or "Taxes" means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-on minimum taxes, imposts or customs duties together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person. The Company is not a party to any Tax sharing agreement. MergerCo acknowledges and agrees that the only representations and warranties of the Company herein as to any Tax matters (other than ERISA matters, which are covered by Section 3.1(m) above) are those contained in this
Section 3.1(p).

          (q) Compliance with Laws. Except as set forth on Schedule 3.1(q):
              --------------------                         ---------------

              (i) the Company is (and since January 31, 1996 has been) in material compliance with all applicable laws, rules, regulations, ordinances, decrees and orders of any Governmental Authority (other than Environmental Laws, which are covered by Section 3.1(r)) (collectively, "Laws") and has not received any notice of any alleged claim or threatened claim, violation of or liability under any such

Law which has not heretofore been cured or for which there no remaining liability;

              (ii) the Company has all governmental permits, licenses, consents, approvals, franchises and other authorizations necessary for the conduct of its business as presently conducted ("Permits");

              (iii) all of the Permits are valid, binding, and in full force and effect;

              (iv) no loss or expiration of any such Permit is, pending or reasonably foreseeable or to the knowledge of the Company threatened; and

              (v) the Company is in compliance with the material terms of such Permits.

          (r) Environmental Matters.
              ---------------------

              (i) The Company has all Permits (collectively, the "Environmental Permits") which are required in connection with the ownership of its assets and properties and the operation of its business under all federal, state and local statutes, laws, codes, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, injunctions, concessions, grants, franchises, agreements or governmental restrictions relating to the environment, including relating to health or safety, pollution or the generation handling, storage, transport, disposal, discharge or release of any materials or substances into the environment except for those failures which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect (collectively, "Environmental Laws");

              (ii) all such Environmental Permits are in full force and effect, and no action or proceeding is pending or to the knowledge of the Company threatened to revoke, rescind, limit or otherwise modify any Environmental Permit;

              (iii) the Company is in compliance in all material respects with the terms and conditions of all Environmental Permits and other limitations, restrictions, conditions, rules and regulations, standards, prohibitions, requirements, obligations, schedules and timetables contained in or issued, entered or promulgated under or pursuant to any Environmental Law applicable to it or its business;

              (iv) the Leased Real Property is free of contamination from any toxic or hazardous substance or waste, including any petroleum or petroleum-derived substance or waste or any asbestos containing material, as defined in any applicable Environmental Laws (a "Hazardous Substance") except for such contamination that could not reasonably be expected to have a Material Adverse Effect;

    (v)  the Company:

      (A) has not discharged or released any Hazardous Substance except for discharges or releases which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

      (B) is not liable or responsible for clean up costs, remedial work or damages (including any natural resource damages) in connection with the generation, handling, storage, transport, disposal, discharge or release if any Hazardous Substance prior to the Closing Date;

      (C) has not received any notice under any environmental Laws of any asserted violation, proceeding, investigation or lawsuit arising out of or related to the operation, of the business of the Company or any-claim for clean-up costs, remedial work or damages from any Person in connection with the generation, handling, storage, transport, disposal, discharge or release of any Hazardous substance except for those which, in the aggregate could not reasonably be expected to have a Material Adverse Effect;

      (D) has not entered into any agreement with any person pursuant to which the Company has assumed responsibility for, either directly or indirectly as a guarantor or surety, or otherwise agreed to contribute to, the remediation of any condition arising from or relating to the generation, handling, storage, transport, disposal, discharge or release of any Hazardous Substance; and

      (E)  has not filed any notice under any applicable Environmental
  Law reporting any past or present generation, handling, storage, transport, disposal, discharge or release of any Hazardous Substance.

The Company has delivered to MergerCo, correct and complete copies of all environmental studies, reports, audits, or analyses in the Company's possession relating to the assets and properties owned or leased by the Company, including the Environmental Health and Safety Assessment dated August, 1997 prepared by Pilko & Associates, Inc. MergerCo acknowledges and agrees that the only representations and warranties of the Company herein as to any environmental matters are those contained in this Section 3.1(r).

    (s)  Customers and Suppliers. Except as set forth on Schedule 3.1(s),
         -----------------------                         ---------------
since the December 31, 1996, no significant customer (or group of customers which in the aggregate is significant) or any distributor of the Company has given the Company notice that such customer (or group of customers) or distributor will cease to purchase products or services or reduce significantly the amount of products and services purchased from the Company or materially adversely change the price or terms at which it purchases such products and services, and (B) no significant supplier or vendor (or group of suppliers or vendors which in the aggregate is significant) of the Company has given the Company notice that such supplier or vendor (or group of suppliers or vendors) will cease to supply or restrict the amount supplied or adversely change its price or terms to the Company of any material products or services.

    (t)  Banking Facilities. Schedule 3.1(t) sets forth a true, correct
         ------------------  ---------------
and complete list of:

         (i) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box or other arrangement, and any number or other identifying codes of such accounts, safety deposit boxes or other arrangements; and

         (ii) the names of all persons authorized to draw one such account or have access to any such safety deposit facility or such other arrangement.

    (u)  Labor Relations; Employees. There is no pending or, to the
         --------------------------
knowledge of the Company, threatened unfair labor practices complaint against the Company before the National Labor Relations Board or any comparable governmental authority. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company. No representation question currently exists respecting the employees of the Company. No collective bargaining agreement is currently in force or is being negotiated by the Company.

    (v)  Brokers. Other than Chase Securities Inc., no agent, broker,
         -------
investment banker or other Person acting on behalf of the company or under the authority of the Company is or will be entitled to any fee or commission directly or indirectly from the Company in connection with any of the transactions contemplated hereby.

    (w)  NO ADDITIONAL REPRESENTATIONS. THE COMPANY IS NOT MAKING ANY
         -----------------------------
REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY, INCLUDING ANY OF THE ASSETS, PROPERTIES OR RIGHTS OF THE COMPANY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.1, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION

3.1, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE COMPANY, SHALL BE "AS IS" AND "WHERE IS."

3.2. Several Representations and Warranties of the Stockholders.
     ----------------------------------------------------------

  Each Stockholder, severally as to himself or itself only and not jointly or as to any other Stockholder or the Company, represents and warrants to MergerCo as follows:

  (a)  Authority, Enforceability, No violation. Etc. Such Stockholder has the
       --------------------------------------------
full and absolute power to enter into each Document to which it is or will be a party and perform its other obligations under each such Document. The execution and delivery by such Stockholder of each Document to which it is or will be a party and the performance by such Stockholder of its obligations thereafter have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. Each document to which such Stockholder is or will be a party has been, or upon its execution and delivery will be, duly and validity executed and delivered by such Stockholder and is, or upon its execution and delivery will be, a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors, rights generally and to general principles of equity. Neither the execution or delivery by such Stockholder of any Document to which it is or will be a party, the consummation by such Stockholder of the transactions contemplated hereby and thereby nor the performance by such Stockholder of its obligations thereunder will (i) conflict with or result in a breach of any provision of such Stockholder's Charter or By-Laws, (ii) violate any material law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority, in each case applicable to such Stockholder or the Securities owned by such Stockholder, or (iii) conflict with or result in a default or breach of any provision of any material contract or agreement to which Stockholder is a party or by which the Securities owned by such Stockholder may be bound and which would, have a material adverse effect on such Stockholder's ability to perform its obligations under the Documents to which such stockholder is or will be a party. No material filing with, and no material permit, authorization, consent or approval of, any Person is necessary for the consummation by the Stockholder of the transactions contemplated by the Documents.

    (b)  Ownership. Such Stockholder is the lawful owner, of record and
         ---------
beneficially, of the Securities owned by such Stockholder (which are those Securities listed opposite such Stockholder's name on Annex I) and has good
                                                      -------
title to such Securities, free and clear of any and all Encumbrances (except for the Encumbrances granted by certain of the Stockholders under the Shareholder Pledge Agreement, dated as of January 31, 1997) other than liens for taxes not yet due and payable.

    (c)  Brokers. Other than Chase Securities Inc., no agent, broker,
         -------
investment banker or other Person acting on behalf of such Stockholder or under the authority of such Stockholder is or will be entitled to any fee or commission directly or indirectly from MergerCo or the Company in connection with any of the transactions contemplated hereby.

    (d)  NO ADDITIONAL REPRESENTATIONS. SUCH STOCKHOLDER IS NOT MAKING ANY
         -----------------------------
REPRESENTATION OR WARRANTY, JOINT OR SEVERAL, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.2), OR WITH RESPECT TO ANY OTHER STOCKHOLDER OR THE COMPANY (INCLUDING AS TO ANY OF THE ASSETS, PROPERTIES OR RIGHTS OF THE COMPANY).

3.3. Representations and Warranties of MergerCo.
     ------------------------------------------

     MergerCo hereby represents and warrants to the Company and the Stockholders as follows:

    (a)  Authority, Enforceability, No Violation. Etc. MergerCo has all
         --------------------------------------------
requisite corporate power and authority to execute and deliver each of the Documents to which it is or will be a party as contemplated hereby and to perform its obligations under each such Document. The execution and delivery by MergerCo of each of the Documents to which it is a party and the performance by MergerCo of its obligations thereunder have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of MergerCo. Each of the Documents to which MergerCo is a party has been, or upon its execution and delivery will be, duly and validly executed and delivered by MergerCo and is, or upon its execution and delivery will be, a valid and binding obligation of MergerCo, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity. Neither the execution or delivery by MergerCo of any of the Documents to which it is or will be a party, nor the performance by MergerCo of its obligations thereunder, nor compliance by MergerCo with any of the provisions thereof will (i) conflict with or result in a breach of any provision of MergerCo's Charter or By-Laws, (ii) violate any material law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority, in each case applicable to MergerCo or its assets, or (iii) conflict with or result in a default or breach of any provision of any material contract or agreement to which MergerCo is a party or by which its assets may be bound. Except as contemplated by this Agreement, no material filing with, and no material permit, authorization, consent or approval of, any Person is necessary for the consummation by MergerCo of the transactions contemplated by the Documents.

    (b)  Brokers. Other than Bain, no agent, broker, investment banker, or
         -------
other Person acting on behalf of MergerCo or under the authority of MergerCo is or will be entitled to any fee of commission directly or indirectly from the Stockholders (or the Company in the event the transactions contemplated hereby do not occur) in connection with any of the transactions contemplated hereby.

    (c)  Financing.
         ---------

         (i)    MergerCo has delivered to the Company true and correct copies of signed letters received by MergerCo with respect to the financing (the "Financing Letters") required for the consummation of the transactions
 -----------------
contemplated hereby. MergerCo has no knowledge of any facts or circumstances which would prevent the financing contemplated thereunder to be obtained. A copy of each Financing Letter is set forth in Exhibit 3.3(c).
                                         --------------

         (ii) MergerCo has delivered to the Company an equity Commitment Letter from Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. (the "Equity Commitment") to provide equity capital to MergerCo.


                                  ARTICLE IV

                                   COVENANTS

4.1. Waiver of Rights of First Refusal Under Shareholders' Agreement.
     ---------------------------------------------------------------

     Each of the Stockholders party to the Shareholders' Agreement, dated as of January 31, 1996, among the Company and the shareholders of the Company party thereto hereby waives the application of the provisions of Section 3.4 thereof in connection with the transactions contemplated by the Documents.

4.2. Termination of Certain Agreements.
     ---------------------------------

  Concurrently with the Closing, each of the Contracts and option plans listed on Schedule 4.2 shall be automatically terminated without any further
          ------------
action by the parties thereto or any further liability of the Company thereunder.

4.3. Access to Information.
     ---------------------

     From and after the date hereof until the Closing, the Company will afford to MergerCo, its counsel and authorized representatives free and full access upon reasonable notice and during normal business hours (but without unreasonable interruption of the Company's business) to all of its facilities, management and books and records relating to the Company's business (including tax returns filed and in preparation) as MergerCo may reasonably request.

4.4. Operation of Business.
     ---------------------

     (a) From and after the date hereof until the Closing, except as otherwise consented to in writing by MergerCo, the Company (and in the case of clause
(iv), each Stockholder) will:

         (i) conduct the business of the Company only in the Ordinary Course of Business;

         (ii) not dispose of any assets of the Company with a fair market value of $100,000 individually or $500,000 in the aggregate, except sales of inventories in the Ordinary Course of Business;

         (iii) use commercially reasonable efforts to maintain the Company's business, assets, properties and rights in accordance with past custom and practice;

         (iv) except as described in Article I, not reclassify, combine, split, subdivide, or pay or declare a dividend in respect of, or redeem or otherwise repurchase any capital stock of the Company, or issue, deliver, pledge or encumber any additional capital stock or other securities equivalent to or exchangeable for capital stock;

         (v) not acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock, partnership interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

         (vi) not pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the Ordinary Course of Business and payments of the Indebtedness of the Company;

         (vii) not change the accounting methods or practices followed by the Company, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in GAAP; and

         (viii) not amend or modify in any way the Charter or By-Laws of the Company.

     (b) MergerCo expressly agrees and acknowledges that nothing herein shall prohibit the Company from (i) accelerating the vesting of the Options, (ii) paying the Executive Bonuses, (iii) permitting the cashless exercise of any Options or Warrants, (iv) consummating the transactions contemplated by Article I hereof or (v) paying or prepaying any Indebtedness or borrowing under existing credit facilities.

4.5. Efforts to Consummate; Cooperation.
     ----------------------------------

     (a) Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable laws, regulations and ordinances in order to consummate the transactions contemplated hereby, including (i) obtaining all material permits, authorizations, consents and approvals (other than any of the stockholders' consents under Section 280G(b) (5) referenced in this Agreement) of any Governmental Authority which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Documents,
(ii) taking any and all reasonable actions necessary to satisfy all of the conditions to the other party's obligations hereunder as set forth in Article V,
(iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing and (iv) obtaining the financing under the Financing Letters and the Equity Commitment if the conditions specified therein are satisfied.

     (b) Each party hereto agrees to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings as promptly and in seeking to obtain timely any such consents, including, without limitation, any filings required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act").

4.6. No-shop Agreement.
     -----------------

     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, the Stockholders (severally but not jointly) and the Company shall not and shall cause their respective officers, directors, employees and other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal (as hereinafter defined), or (ii) continue, initiate or engage in negotiations or discussions with, enter into any agreement with, or provide any information relating to the Company to, or afford access to any Person (other than MergerCo and its Affiliates and representatives) in connection with any Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer, proposal or indication of interest in (A) the acquisition or recapitalization (whether by merger or otherwise) of the Company, (B) a merger, consolidation or other business combination, or (C) the acquisition of any of the capital stock of the Company.

4.7. Shareholders' Agreement.
     -----------------------

     Each Stockholder holding Retained Shares agrees to execute and deliver, on or prior to the Closing Date, a Shareholders' Agreement having the terms set forth in Schedule 4.7 (the "Shareholders' Agreement").
         ------------

4.8. Indemnification. Exculpation.
     ----------------------------

     (a) All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing as of the date hereof in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation, its By-laws and the indemnification agreements set forth in Schedule 4.8 shall be assumed by the Surviving Corporation, without
         ------------
further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided however, that if any claim's are asserted or made
                -------- -------
within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims. Notwithstanding the foregoing, no Stockholder Indemnitee will be entitled to make any claim for indemnification against the Surviving Corporation by reason of the fact that he, she or it (or any of his, her or its officers, directors, agents or other representatives) was a controlling person, director, officer, employee, agent or other representative of the Company or of any of its subsidiaries or was serving as such for another Person at the request of any the Company or any of its shareholders, subsidiaries or other Affiliates (whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any action brought by the Surviving Corporation against any Stockholder (whether such action is pursuant to this Agreement, applicable law, or otherwise).

     (b) The provisions of this Section 4.8 intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

4.9. Confidentiality.
     ---------------

     Each Stockholder agrees that it shall keep confidential all proprietary and confidential information regarding the Company and agrees that it will not use such information in any way detrimental to the Company except (i) to the extent such information presently is or hereafter becomes available to the Stockholders from a source other than the Company, (ii) to the extent disclosure is required by law, regulation or judicial order or (iii) required by bank regulators or auditors.

4.10. Noncompetition.
      --------------

     Each of the Stockholders employed by the Company on the date hereof (but not including Joseph P. Gisch) (the "Management Members") acknowledges that MergerCo would not enter into this Agreement or effect the transactions contemplated hereby from which the Management Members will derive substantial personal economic benefit if such Management Member did not agree to the provisions of this Section 4.10. Each of the Management Members further agrees that these restrictions, and the restrictions contained in his employment agreement, on his activities during and after his employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Surviving Corporation and its Affiliates:

          (a) In the event any Management Member shall refuse to work for the Surviving Corporation or shall be discharged for cause as hereafter defined, such Management Member shall not, at any time prior to the Expiration Date, directly or indirectly: (i) discuss, seek or obtain employment or consulting arrangements with any other electronic component manufacturer who is engaged or intends to engage in product manufacture of the type engaged in by the Surviving Corporation (collectively: "competitive business"), (ii) indirectly engage in any competitive business as a partner, stockholder, officer or director thereof,
(iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Surviving Corporation and any other person, including without limitation, any customer, supplier or employee of the Surviving Corporation, or (iv) induce any employee of the Surviving Corporation to terminate employment or to engage in any competitive business. For this purpose, the term employment shall include any consultation with, or the provision of advice or other services, to another electronic component manufacturer, directly or indirectly, whether or not for compensation, which advice or services may be used for purposes competitive with the business of the Company. The term "Expiration Date" shall mean the earlier of (x) the third anniversary of the Effective Time or (y) if the employment agreement between such Management Member and the Company is not amended or superseded prior to the Effective Time, December 31, 1998.

     In addition to all remedies which may be available at law to the Company arising from any breach of this section, each Management Member agrees that his services to be rendered are of a special, unique, extraordinary and intellectual character, giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated in damages in any action at law, and that a breach by such Management Member of any of the terms hereof will cause the Company to suffer irreparable injury and damage. Each Management Member hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief in connection with a breach or potential breach of this agreement by such Management Member.

4.11. Special Meeting.
      ---------------

   In order to consummate the Merger, the Board of Directors of MergerCo, in accordance with the provisions of the California Corporations Law, at the earliest practicable date, shall duly call, give notice of, convene and hold a special meeting of the stockholders of MergerCo (the "Special Meeting") for the purposes of considering, adopting and approving this Agreement, the Merger and the transactions hereby.

4.12. Tax Returns.
      -----------

     From and after the Closing, the Company will provide a representative
(the "Tax Representative") selected by a majority of the Stockholders on each Measurement Date with a copy of the With Calculation and Without Calculation and a determination of the realization of any Tax Savings, and with any supporting information reasonably requested by the Tax Representative. The Tax Representative will review such calculations and will raise any disagreements concerning such calculations that (i) could generate an indemnification liability of the Stockholders with respect to Tax Savings or (ii) affect the realization of any Tax Savings pursuant to this Agreement. The Company and the Tax Representative will attempt, in good faith, to resolve any such disagreement.

                                   ARTICLE V

                             CONDITIONS OF CLOSING

5.1. General Conditions.
     ------------------

     The respective obligations of each party to perform this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by each party hereto:

     (a) HSR Act. Any waiting period (and any extension thereof) applicable
         -------
to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (b) No Litigation or Legislation. There shall not be any statute, rule
         ----------------------------
or regulation that could reasonably be expected to have the effect of preventing, delaying or making the transactions contemplated by any of the Documents illegal or otherwise prohibited or any pending or threatened investigation, hearing, order, decree or judgment enjoining or seeking to enjoin the performance of any of the Documents or the transactions contemplated hereby or thereby or involving any challenge to, or seeking damages, or other relief in connection with such transactions.

5.2.  Conditions to Obligation of MergerCo.
      ------------------------------------

     The obligation of MergerCo to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by MergerCo:

     (a) Authorization. All corporate or other action necessary to authorize
         -------------
the execution, delivery and performance of this Agreement and the other Documents by the Company and the Stockholders and the consummation of the transactions contemplated by this Agreement and the other Documents shall have been duly and validly taken by the company and the Stockholders and the Company and the Stockholders shall have full power and authority to enter into and consummate the transactions contemplated by this Agreement and the other Documents.

     (b) Performance of Obligations of the Company and Stockholders. The
         ----------------------------------------------------------
Company and each of the Stockholders shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by it under this Agreement and the other Documents prior to or at the Closing and the Company shall have supplied MergerCo with a certificate to such effect with respect to the Company.

     (c) Secretary Certificate. MergerCo shall have received a certificate,
         ---------------------
dated as of the Closing Date, signed by the Secretary of the Company and certifying as to:

         (i) the Charter, By-Laws, incumbency of officers executing each of the Documents to which the Company is a party; and

         (ii) resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of each of the Documents to which the Company is a party.

     (d) Representations and Warranties.
         ------------------------------

         (i) the representations and warranties of the Company set forth in
Section 3.1 shall be true and correct as of the date of this Agreement and as of the Closing Date except in the case of such representations and warranties not qualified by materiality, for those failures which in the aggregate have not had and which could not reasonably be expected to have a Material Adverse Effect as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be correct in all material respects on the date so specified) and the MergerCo shall have received a certificate of the President of the Company to such effect; and

         (ii) the representations and warranties of each Stockholder set forth in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except in the case of such representations and warranties not qualified by materiality, for those failures which could not reasonably be expected to have a Material Adverse Effect.

     (e) Consents. The Company shall have received all consents set forth on
         --------
Schedule 3.1(b).
---------------

     (f) Stockholder Certificates. MergerCo shall have received from each
         ------------------------
Stockholder the certificates representing the Securities referred to in Section 1.6.

     (g) Funding. MergerCo and the Surviving Corporation shall have received
         -------
debt financing substantially on the terms of the Financing Letters and Equity Commitment.

     (h) Opinions of Counsel to the Company. MergerCo shall have received an
         ----------------------------------
opinion dated the Closing Date from O'Sullivan Graev & Karabell, LLP, special counsel to the Company, in a form reasonably satisfactory to MergerCo.

     (i) Shareholders' Agreement. Each of the Stockholders holding Retained
         -----------------------
Shares shall have executed and delivered the Shareholders' Agreement.

5.3. Conditions to Obligation of the Company and Stockholders.
     --------------------------------------------------------

     The obligation of the Company and Stockholders to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by the
Stockholders:

     (a) Authorization. All corporate or other action necessary to authorize
         -------------
the execution, delivery and performance of this Agreement and the other Documents by MergerCo and the consummation of the transactions contemplated by this Agreement and the other Documents shall have been duly and validly taken by MergerCo and MergerCo shall have full power and authority to enter, into and consummate the transactions contemplated by this Agreement and the other Documents.

     (b) Performance of Obligations of MergerCo. MergerCo shall have
         --------------------------------------
performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by it under this Agreement and the other Documents prior to or at the Closing and shall have supplied the Company with a certificate to such effect.

     (c) Payment of Aggregate Merger Consideration. MergerCo shall have made
         -----------------------------------------
the payments required by Section 1.6.

     (d) Secretary Certificate. The Company and the Stockholders shall have
         ---------------------
received a certificate dated as of the Closing Date, signed by the Secretary of MergerCo and certifying as to:

         (i) the Charter, By-Laws, incumbency of officers executing each of the Documents to which MergerCo is a party; and

         (ii) the resolutions of the Board of Directors of MergerCo authorizing the execution, delivery and performance by MergerCo of each of the Documents to which MergerCo is a party.

     (e) Representations and Warranties. The representations and warranties
         ------------------------------
of MergerCo set forth in Section 3.3 shall be correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in the case of such representations and warranties not qualified by materiality for those failures which have not had and could not reasonably be expected to have a Material Adverse Effect and the Company and the Stockholders shall have received a certificate of the president of the MergerCo to such effect.

     (f) Opinion of Counsel to MergerCo. The Company and the Stockholders
         ------------------------------
shall have received an opinion dated the Closing Date of Ropes & Gray, counsel to MergerCo, reasonably acceptable to the Company.

     (g) Shareholders Agreement. The Surviving Corporation and the
         ----------------------
stockholders of MergerCo (other than the Stockholders) shall have entered into the Shareholders' Agreement.


                                  ARTICLE VI

                                INDEMNIFICATION

6.1. Indemnification.
     ---------------

     (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by law, subject to the limitations set forth in Sections 6.3, 6.5 and 6.6, the Stockholders and their respective officers, directors, employees and agents (collectively, the "Stockholder Indemnitees") from, against and in respect of any liability, loss, cost, damage, deficiency, demand, claim, suit, action or cause of action, fine, penalty, cost or expense, including the cost or expense of any and all investigations or proceedings, settlements, compromises (including reasonable attorney's fees and expenses) (being referred to herein as, "Losses") arising from, related to or in connection with any of the following:

         (i) any breach or default in performance by the Surviving Corporation of any covenant or agreement of the Surviving Corporation contained in this Agreement to be preformed after the Closing; or

         (ii) any breach of any representation or warranty made by MergerCo in this Agreement.

     (b) From and after the Effective Time, each Stockholder shall, on a several and not joint basis, indemnify and hold harmless, to the fullest extent permitted by law and subject to the limitations set forth in Sections 6.2, 6.3, 6.4, 6.5 and 6.6 the Surviving Corporation and its officers, directors, employees and agents (collectively, the "Surviving Corporation Indemnitees")
                                         ---------------------------------
from, against and in respect of such Stockholders' Pro Rata Share of any Losses arising from, related to or in connection with any of the following:

         (i) any breach or default in performance by the Company prior to the Effective Time of any covenant or agreement of the Company contained in this Agreement; or

         (ii) any breach of any representation or warranty made by the Company in this Agreement (as each such representation or warranty would read if all qualifications as to materiality (including without limitation in the definition of Material Adverse Effect) were deleted therefrom); or

         (iii) the amount of any expenses of the Stockholders and the Company incurred in connection with the transactions contemplated by this Agreement and actually paid by the Company and the Surviving Corporation for which there was no reduction in the Aggregate Merger Consideration (it being understood that the Surviving Corporation shall have no obligation to pay any such expenses incurred after the Effective Time).

     (c) From and after the Effective Time each Stockholder shall, on a several and not a joint basis, indemnify and hold harmless, to the fullest extent permitted by law, subject to the limitations set forth in Sections 6.3, 6.4, 6.5, 6.6 and the last sentence of Section 6.2(a), the Surviving Corporation Indemnitees from, against and in respect of Losses arising from, related to or in connection with (i) any breach or default in performance by such Stockholder of any covenant or agreement of such Stockholder contained in this Agreement or
(ii) any breach of any representation or warranty made by such Stockholder in this Agreement.

     (d) From and after the Effective Time, each Stockholder shall, on a several and not joint basis, indemnify and hold harmless, to the fullest extent permitted by law, the Surviving Corporation Indemnities from, against and in respect of such Stockholder's Ownership Percentage of any Losses arising from the inability of the Surviving Corporation to retain the benefit of any Tax Savings which have theretofore been realized by the Surviving Corporation or, where realized prior to the Effective Time by the Company, and has been previously allocated pursuant to clauses (i), (ii), or (iii) of Section 1.11(a). It is the intention of the parties that the indemnity provided for pursuant to this Section 6.1(d) shall be the sole and exclusive remedy of the Surviving Corporation Indemnitees with respect to any Loss arising from, related to or in connection with the Surviving Corporation's inability to retain the benefit of any Tax Savings.

     (e) From and after the Effective Time, each Executive shall, on a several and not joint basis, indemnify and hold harmless, to the fullest extent permitted by law, each of the Stockholders from, against and in respect of 50% of any Losses arising from the failure by the Company or the Surviving Corporation to realize or retain tax savings (as a result of the compensation expenses related to such Executive's Executive Option Exercise (or disposition of the Shares received on such exercise) or the payment to such Executive of his Executive

Bonus), in an amount of savings which are equal to or larger than the aggregate amount of such Executive's Executive Bonus; provided, however, that
                                                      --------  -------
the aggregate amount of indemnification payable by such Executive hereunder shall not exceed an amount for such Executive equal to $1,500,000 multiplied by a fraction, the numerator of which shall be the Executive Bonus received by such Executive and the denominator of which shall be the aggregate amount of the Executive Bonuses.

6.2. Monetary Limitations.
     --------------------

     (a) Except as provided in Section 6.2(b) below, the Stockholders shall not have any obligation to indemnify any Surviving Corporation Indemnitee pursuant to Section 6.1(b) (ii) unless and until (and then only to the extent that) the aggregate of all individual Losses for which indemnity is not precluded by
Section 6.4 incurred or sustained by the Surviving Corporation Indemnitees in respect of Section 6.1(b) (ii) exceeds $4,000,000. The aggregate liability of each Stockholder to indemnify the Surviving Corporation Indemnitees for Losses in respect of Section 6.1(b) (ii) shall in no event exceed such Stockholders' Pro Rata Share of $25,000,000. In addition, the aggregate liability of any Stockholder to indemnify the surviving Corporation Indemnitees for Losses in respect of this Article VI shall in no event exceed the cash consideration received by such Stockholder in the transactions contemplated hereby.

     (b) Notwithstanding the foregoing, (i) the minimum dollar limitation set forth in the first sentence of Section 6.2(a) and the provisions of Section 6.4 shall not apply to Losses arising from, related to or in connection with any claim with respect to the representations and warranties contained in the first sentence of Section 3.1(a) and the first three sentences of Section 3.1(b) and
(ii) the minimum dollar limitation set forth in the first sentence of Section 6.2(a) shall not apply to Losses arising from any claim with respect to the representations and warranties contained in Section 3.1(p).

6.3. Calculation of Losses.
     ---------------------

     The amount of any Loss as to which indemnification exists under this Agreement shall be calculated by taking into account (i) the present value, based on a discount rate equal to the mid-term applicable federal rate as determined under Section 1274(d) of the Code at that time, of any Tax benefit actually realized by the Indemnified Party in connection with or as a result of the occurrence of such Loss and (ii) any insurance proceeds actually received by the Indemnified Party (and not applied by the Indemnified Party against any portion of a Loss that is not indemnified hereunder) and increased insurance costs incurred in connection with or as a direct result of the occurrence of such Loss. If the amount to be netted pursuant to this Section 6.3 against any payment by the Indemnifying Party of any amount otherwise required to be paid pursuant to this Article VI shall be undetermined, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VI had such determination been made at the time of such payment.

6.4. Small Claims Threshold.
     ----------------------

     The Surviving Corporation shall not be entitled to seek indemnification under Section 6.1(b) (ii) or Section 6.1(c) (ii) in respect of any Loss unless the amount of such Loss incurred exceeds $50,000 (the "Minimal Amount"). If a Loss exceeds the Minimal Amount, the Surviving Corporation Indemnitee or Stockholder Indemnitee, as the case may be, shall be entitled to seek indemnification, subject to the other limitations in this Section 6, for the full amount of such Loss. Notwithstanding the foregoing, any Surviving Corporation Indemnitee shall be entitled to seek indemnification under Section 6.1(b) (ii) or 6.1(c) (ii) in respect of an individual Loss which does not exceed $50,000 if the claim in respect of such Loss is one of more than one claim based on the same or related set of facts, circumstances or occurrences, or the same or a series of related transactions giving rise to an indemnification claim and such claims taken together involve a Loss in excess of $50,000.

6.5. Nature and Survival; Time Limits.
     --------------------------------

    (a) Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made herein or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and continue in effect until March 31, 1999, except for (i) representations and warranties contained in the first sentence of Section 3.2(a), the first three sentences of
Section 3.2(b), the first three sentences of Section 3.3(a) and Section 3.3(b) which shall continue in full force and effect indefinitely, (ii) representations and warranties in Section 3.1(p) which shall survive the Closing and continue in effect until 30 days after the running of the applicable statute of limitations and (iii) representations and warranties contained in Sections 3.1(r) which shall survive the Closing and continue in effect until December 31, 1999. Any claim for indemnification pursuant to this Article VI as a result of any breach of representation or warranty must be made within the period of time during which such representation or warranty survives the Closing pursuant to this
Section 6.5(a). Any claim described in the preceding sentence made within the applicable time period (and, to the extent of such claim, any representation or warranty upon which such claim is based) shall survive thereafter until such claim is finally resolved. For purposes of this Article VI (except to the extent otherwise set forth in Section 6.7), any claim for indemnification shall be duly made by giving written notice of such claim to the Indemnifying Party.

     (b) The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

6.6. Limitation on Remedies.
     ----------------------

     After the Closing Date, the indemnification provided in this Article VI, subject to the limitations set forth in this Agreement shall be the exclusive remedy available to any Indemnified Party for any breach of any representation, warranty or covenant to be performed prior to the Effective Time.

6.7. Third Party Claims.
     ------------------

     Promptly after the receipt by any party entitled to indemnification (the "Indemnified Party") pursuant to this Article VI of notice of the commencement of any action against such Indemnified Party by a third party, such Indemnified Party shall if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to this
Article VI, give such Indemnifying Party written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim actively and diligently, (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including attorneys' fees and expenses, and (z) the Indemnifying Party will remain responsible for any Losses the Indemnitee may suffer as a result of such claim to the full extent provided in this Article VI. If the Company shall fail to diligently prosecute any proceeding or action to recover Tax Savings or any benefit related to the Executive Option Exercise or the Executive Bonuses, the stockholders shall be permitted to pursue the same for and on behalf of the Company.

6.8. Actions by Stockholders.
     -----------------------

     Any actions required to be taken by the Stockholders pursuant to this
Article VI shall be taken with the consent of the Stockholders holding a majority of the Shares determined in accordance with each Stockholder's Pro Rata Share; provided, however, that any actions under Sections 6.1(d) or (e) shall be
       --------  -------
taken with consent of stockholders with a majority of the financial risk in such matters.


                                  ARTICLE VII

                                  TERMINATION

7.1. Right of Termination.
     --------------------

     This Agreement may be terminated at any time prior to the Closing by:

         (i)  the mutual written consent of MergerCo and the Stockholders; or

         (ii) by either the Stockholders or MergerCo in writing, without liability to the terminating party on account of such termination (except as otherwise provided in Section 7.2), if the Closing shall not have occurred on or before November 7, 1997 (the "Termination Date"); or

         (iii) by either the Stockholders or MergerCo if (A) the conditions to such party's obligations shall have become impossible to satisfy on or before the Termination Date (after giving effect to any potential actions the non-terminating party may propose to take to cure such failure of condition after reasonable notice from the party proposing to terminate this Agreement), provided that no party shall be entitled to terminate this Agreement pursuant to this clause (iii) if the reason for such impossibility is due to a breach by the party proposing to terminate this Agreement or (B) any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable.

7.2. Effect of Termination.
     ---------------------

     Termination of this Agreement pursuant to Section 7.1 shall terminate all obligations of the parties hereunder, except for the obligations under the Confidentiality Agreement described in Section 8.3(a) and this Section 7.2, provided that nothing herein shall relieve any party from liability for breach hereof or of any other Document prior to termination.


                                 ARTICLE VIII

                                MISCELLANEOUS


8.1. Interpretive Provisions; Certain Definitions.
     --------------------------------------------

     (a) Whenever used in this Agreement, "to the Company's knowledge" or "to the knowledge of the Company" shall mean the actual knowledge of Bruce McMaster, the President and Chief Operating Officer of the Company, Joseph Gisch, the Vice President of Finance and Chief Financial Officer of the Company. The inclusion of any information on any Schedule shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is required to be listed on such Schedule or is material to or outside the ordinary course of the business of the Company or any of its Subsidiaries, as applicable. Nothing contained herein or in any of the Exhibits or Schedules hereto shall constitute an admission of liability or an admission against the Company's interest.

     (b) The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and subsection headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

     (c) Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

8.2. Expenses.
     --------

     Except as otherwise expressly provided in this Agreement, all costs and expenses, including all legal fees and expenses, incurred in connection with each of the Documents and the transactions contemplated hereby and thereby shall be paid by the parties incurring such expenses. Notwithstanding the foregoing, MergerCo shall pay the Hart-Scott-Rodino filing fees, if such filings are required under applicable laws (as determined jointly by counsel for MergerCo and counsel for the Stockholders having a majority in interest of the Shares).

8.3. Entire Agreement; Amendment.
     ---------------------------

     (a) This Agreement, the other Documents and the Exhibits and Schedules attached hereto and thereto, and the Confidentiality Agreement (the "Confidentiality Agreement") previously entered into between the Company and Bain Capital, Inc. contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect thereto.

      (b) This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

8.4. Severability.
     ------------

     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.5. Public Announcements.
     --------------------

     The parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and no party will issue any such press release or any such public statement prior to such consultation and the agreement of the other parties, except as may be required by law.

8.6. Notices.
     -------

     All notices or other communications which are required hereunder or otherwise delivered in connection herewith shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by nationally-recognized overnight courier, by facsimile, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

           if to MergerCo, to:

              Bain Capital, Inc.
              Two Copley Place, 7th Floor
              Boston, MA 02116
              Attention: David Dominik
                         Ed Conard
              Facsimile: (617) 572-3274
              Telephone: (617) 572-3000

           in each case with a copy to:

              Ropes & Gray
              One International Place
              Boston, MA 02110
              Attention: R. Bradford Malt
              Facsimile: (617) 951-7050
              Telephone: (617) 951-7318

           if to the Company, to:

              Details, Inc.
              1231 Simon Circle
              Anaheim, California 92806
              Attention: Joseph P. Gisch
              Facsimile: (714) 630-4077
              Telephone: (714) 630-6933
           and, if to any Stockholders, to such Stockholder at the address set forth on Annex I.

           in each case with a copy to:

              O'Sullivan Graev & Karabell, LLP
              30 Rockefeller Plaza, 41st Floor
              New York, New York 10112
              Attention: John J. Suydam
              Facsimile: (212) 408-2420
              Telephone: (212) 408-2400

or to such other address as any party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery, (b) in the case of a nationally-recognized overnight courier, day after sent, (c) in the case of facsimile transmission, when received, and (d) in the case of f mailing, on the fifth business day following that on which the piece of mail containing such communication is posted.

8.7. Counterparts.
     ------------

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

8.8. Governing Law.
     -------------

     THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 8.8, THOSE PROVISIONS OF THIS AGREEMENT THAT RELATE TO THE INTERNAL GOVERNANCE OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

     EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

8.9  Consent to Jurisdiction and Service of Process.
     ----------------------------------------------

     (a) EACH OF THE PARTIES HEREBY:

         (i) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF AND BROUGHT BY ANY OTHER PARTY;

         (ii) WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING, ANY CLAIM THAT (A) IT IS NOT PERSONALLY SUBJECT OF THE JURISDICTION OR SUCH COURTS, (B) THE ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER; AND

         (iii) AGREES THAT, NOTWITHSTANDING ANY RIGHT OR PRIVILEGE IT MAY POSSESS AT ANY TIME, SUCH PARTY AND ITS PROPERTY ARE AND SHALL BE GENERALLY SUBJECT TO SUIT ON ACCOUNT OF THE OBLIGATIONS ASSUMED BY IT HEREUNDER.

     (b) EACH PARTY AGREES THAT SERVICE IN PERSON OR BY CERTIFIED OR REGISTERED U.S. MAIL TO ITS ADDRESS SET FORTH IN SECTION 8.6 SHALL CONSTITUTE VALID IN PERSONAM SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN ANY ACTION
--------
OR PROCEEDING WITH RESPECT TO ANY MATTER AS TO WHICH IT HAS SUBMITTED TO JURISDICTION HEREUNDER.

     (c) EACH PARTY HEREBY ACKNOWLEDGES THAT THIS IS A COMMERCIAL TRANSACTION, THAT THE FOREGOING PROVISIONS FOR CONSENT TO JURISDICTION AND SERVICE OF PROCESS HAVE BEEN READ, UNDERSTOOD AND VOLUNTARILY AGREED TO BY EACH PARTY AND THAT BY AGREEING TO SUCH PROVISIONS EACH PARTY IS WAIVING IMPORTANT LEGAL RIGHTS.

8.10. Benefits of Agreement.
      ---------------------

     All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by the Stockholders without the consent of MergerCo or by MergerCo without the consent of the Stockholders; provided, however, that MergerCo may transfer part of its rights
              --------  -------
and obligations hereunder to Persons who provide financing in connection with the transactions contemplated by this Agreement and the other Documents; provided further, however, that no such transfer shall relieve MergerCo of any
-------- -------
obligations hereunder or thereunder.

     IN WITNESS HEREUNDER, each of the parties has caused this Amended and Restated Recapitalization Agreement to be executed on the day and year first written above.


                                     DI ACQUISITION CORP.


                                     By: /S/ PRESCOTT ASHE
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     DETAILS, INC.


                                     By: /S/ BRUCE McMASTER
                                         ---------------------------------------
                                         Name:
                                         Title: President


                                     Stockholders:

                                     CHASE MANHATTAN CAPITAL, L.P.

                                     By: Chase Manhattan Capital
                                         Corporation, a general partner

                                     By: /s/ [ILLEGIBLE]
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     BASEBALL PARTNERS

                                     By: /S/ CHRIS BEHRENS
                                         ---------------------------------------
                                         Name:  Chris Behrens
                                         Title: General Partner


                                     SWENSON FAMILY TRUST

                                     By: /S/ JAMES I. SWENSON
                                         ---------------------------------------
                                         James I. Swenson, Co-Trustee
                                         under declaration of trust
                                         dated December 15, 1983

                                     By: /S/ SUSAN G. SWENSON
                                         ---------------------------------------
                                         Susan G. Swenson, Co-Trustee
                                         under declaration of trust
                                         dated December 15, 1983

     [Amended and Restated Recapitalization Agreement Signature Page]

                                     /s/ Bruce McMaster
                                     -------------------------------------------
                                     Bruce McMaster

                                     /s/ Lee Muse
                                     -------------------------------------------
                                     Lee Muse

                                     /s/ Terry Wright
                                     -------------------------------------------
                                     Terry Wright

                                     /s/ Joseph P. Gisch
                                     -------------------------------------------
                                     Joseph P. Gisch and Kathleen M. Gisch

                                     /s/ ALAN F. WOLEN
                                     -------------------------------------------
                                     Alan P. Wolen or Gloria Wolen

                                     ATWELL & CO.

                                     By: /s/ [ILLEGIBLE]
                                        ----------------------------------------
                                        Name:
                                        Title:


                                     PARIDIAS FINANCIAL, INC.

                                     By: /s/ [ILLEGIBLE]
                                        ----------------------------------------
                                        Name:
                                        Title:


     [Amended and Restated Recapitalization Agreement Signature Page]

Schedules to the Amended and Restated Recapitalization Agreement dated as of October 4, 1997 (the "Recapitalization Agreement"), among DI Acquisition Corp., the Stockholders named therein and Details, Inc. Capitalized terms used herein without definition, are used herein as defined in the Recapitalization Agreement.


                     List of Schedules
                     -----------------------------------------------
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Annex I              --   Securities Ownership
Annex II             --   Security Ownership
Schedule 1.3(a)      --   Terms of Class A and Class L Common Stock
Schedule 1.5(a)      --   Aggregate Merger Consideration Calculation
Schedule 1.11        --   Executive Bonuses
Schedule 2           --   Documents
Schedule 3.1(b)      --   Consents
Schedule 3.1(c)      --   Equity Investments
Schedule 3.1(e)      --   Financial Statements
Schedule 3.1(f)      --   Undisclosed Liabilities
Schedule 3.1(g)      --   Changes
Schedule 3.1(h)      --   Contracts, Agreements and Purchase Orders
Schedule 3.1(i)      --   Litigation and Claims
Schedule 3.1(j)      --   Leased Real Property
Schedule 3.1(l)      --   Intellectual Property
Schedule 3.1(m)      --   ERISA MATTERS
Schedule 3.1(n)      --   Transactions with Affiliates
Schedule 3.1(o)      --   Insurance Policies
Schedule 3.1(p)      --   Taxes
Schedule 3.1(q)      --   Compliance with Laws
Schedule 3.1(r)      --   Environmental Matters
Schedule 3.1(s)      --   Customers and Suppliers
Schedule 3.1(t)      --   Bank Accounts
Schedule 4.2         --   Contracts to be Terminated at Closing
Schedule 4.7         --   Terms of Shareholders' Agreement

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